Exhibit 99.2
CONN'S COMPLETES BOARD OF DIRECTORS SUCCESSION PLAN
THE WOODLANDS, TEXAS, March 29, 2016  Conn's, Inc. (NASDAQ:CONN), today announced that Norman Miller, the Company's President and Chief Executive Officer, has been named to succeed Theodore M. Wright as Chairman of the Board, effective as of the conclusion of Mr. Wright's current term ending in May 2016.
The appointment of Mr. Miller as Chairman culminates the well-executed succession process that began in September 2015 with the appointment of Mr. Miller as the Company's new President and Chief Executive Officer, and the transition of Mr. Wright to Executive Chairman. On February 1, 2016, Mr. Wright transitioned from Executive Chairman to Non-Executive Chairman and has served in such capacity since that time.
"We are pleased with the results of the Board's succession plan, assuring a smooth leadership transition," said Mr. Bob L. Martin, Conn's Lead Independent Director. "The Board looks forward to Norm's continued leadership and vision to the future as he positions the Company for future success and enhanced shareholder value."
Mr. Martin continued, "Theo's knowledge and experience have been invaluable to the organization, and we will always be grateful for his contributions, vision and leadership. During his tenure, Theo oversaw the growth of the business, including the expansion into new markets and more diversified product offerings for our customers. His commitment and dedication have helped shape the Company to become what it is today and position it for future growth and success. We would not be where we are today without Theo, and are deeply appreciative of his steadfast and unwavering support. We wish him the best for the future."
Mr. Miller commented, "I am honored to accept this additional responsibility and look forward to continuing to work closely with the Board to deliver on Conn's strategic objectives and maximizing returns to our stockholders."
Mr. Wright said, "It has been a privilege and honor to have been a part of this organization for 13 years. I am proud of all we have accomplished, and I believe that the Company is well positioned for the future under Norm's leadership."
About Conn's, Inc.
Conn's is a specialty retailer currently operating over 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company's future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company's ability to achieve the results either expressed or implied by the Company's forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company's ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company's credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company's planned opening of new stores; technological and market developments and sales trends for the Company's major product offerings; the Company's ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company's ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company's revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and the other risks detailed in the Company's most recent SEC reports, including but not limited to, the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Forms 10-Q and 10-Q/A and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400